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MacDermid Incorporated Newsline
Waterbury, CT 06720-9984
Tel (203) 575-5700
Offices located worldwide.



                  WATERBURY, CT., October 4, 1999
                       For Immediate Release


     MacDermid, Incorporated ("MacDermid") previously announced on February 18, 1999 that it had entered into a definitive agreement (the "Acquisition Agreement") to acquire PTI, Inc. ("PTI").

     MacDermid held its special shareholders meeting for approval of the Acquisition Agreement, as amended, on September 30, 1999 and shareholder approval was obtained. PTI also received approval of it's shareholders.

     MacDermid and PTI are continuing to seek Federal Trade Commission approval, which is necessary in order to complete the acquisition. There can be no assurance of when or if Federal Trade Commission approval will be obtained. MacDermid and PTI have extended the time to accomplish the acquisition under the terms of the Acquisition Agreement until October 29, 1999.







This report and other Corporation reports and statements describe many of the positive factors affecting the Corporation's future business prospects. Investors should also be aware of factors which could have a negative impact on those prospects. These include political, economic or other conditions such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the business; competitive products, advertising, promotional and pricing activity; the degree of acceptance of new product introductions in the marketplace; technical difficulties which may arise with new product introductions; and the difficulty of forecasting sales.